Exhibit 99.1

Global Partners Reports Financial Results for Second-Quarter 2011

- Product Volume Increases 53% to 1.1 Billion Gallons

- Gross Profit Up 39% to $44.6 Million

WALTHAM, Mass.--(BUSINESS WIRE)--August 4, 2011--Global Partners LP (NYSE: GLP) today reported financial results for the three months ended June 30, 2011.

The net loss for the second quarter of 2011 was $848,000, or $0.04 per limited partner unit, consistent with the Partnership’s preliminary estimate announced on July 21 of a net loss of no more than $2 million. In the second quarter of 2010, the Partnership reported net income of $3.2 million, or $0.18 per diluted limited partner unit. Second-quarter 2011 results included a $1.7 million benefit from the reduction of an environmental reserve.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the three months ended June 30, 2011 was $15.5 million, consistent with the Partnership’s preliminary estimate of EBITDA in the range of $14 million to $16 million. EBITDA increased 29% from $12.1 million in the second quarter of 2010.

Distributable cash flow (DCF) for the second quarter of 2011 was $5.9 million, compared with $7.1 million for the comparable period in 2010.

EBITDA and DCF are non-GAAP (Generally Accepted Accounting Principles) financial measures, which are explained in greater detail below under "Use of Non-GAAP Financial Measures." Please refer to Financial Reconciliations included in this news release for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures for the three months ended June 30, 2011 and 2010.

“Although product volumes remain strong, our second-quarter results were negatively affected by a challenging forward product pricing curve that is creating margin pressure in our business,” said Eric Slifka, President and Chief Executive Officer of Global Partners. “An important goal for the Partnership is to maintain and increase the distribution and maximize returns to our unitholders over time. We have moved proactively to adjust the business in order to experience less pressure in unfavorable markets and be positioned to take advantage of opportunities to increase profits in favorable markets. We believe that is the right way to run our business. Therefore, we implemented a number of cost savings initiatives during the past month, including reducing our workforce by 10%, lowering certain selling, general and administrative expenses and decreasing operating expenses. Together, these initiatives are expected to result in annualized savings in the range of $10 million to $12 million in 2012.”

Sales for the second quarter of 2011 were $3.4 billion, compared with $1.5 billion for the same period in 2010, due primarily to a combination of volume increases and higher refined petroleum product prices. Wholesale segment sales were $3.2 billion, or 92% of total sales, for the second quarter of 2011, compared with $1.4 billion, or 94% of total sales, for the second quarter of 2010. Commercial fuel sales were $244.0 million, or 7% of total sales, for the second quarter of 2011 compared with $96.0 million, or 6% of total sales, for the second quarter of 2010.

Combined product volume grew by 53% to 1.1 billion gallons in the second quarter of 2011, from 735.8 million gallons in the second quarter of 2010. Wholesale segment volume increased to 1.0 billion gallons in the second quarter of 2011 from 682.0 million gallons in the second quarter of 2010. Commercial segment volume increased to 89.5 million gallons in the second quarter of 2011 from 53.8 million gallons in the comparable period of 2010.

“An important contributor to our strong wholesale volume growth is our 2010 acquisition of gas stations and supply rights from Exxon Mobil,” Slifka said. “When we purchased these assets last year, we announced an expected return in the mid-teens. To date, the acquisition has performed in line with our estimate. We believe that these are among the highest quality retail gasoline assets in the Northeast. They have performed well, and we expect that they will continue to do so. In addition to the Mobil acquisition, volumes have benefitted significantly from our 2010 purchase of the Warex terminal assets as well as an increase in exchange and supply activity and strong demand for gasoline blend stocks such as ethanol.”

Combined gross profit increased 39% to $44.6 million in the second quarter of 2011 from $32.0 million in the second quarter of 2010. Within Global Partners’ wholesale segment, distillate net product margin decreased 19% to $5.2 million in the second quarter of 2011 from $6.5 million in the second quarter of 2010. Wholesale gasoline net product margin improved 21% to a record $28.0 million from $23.2 million in the second quarter of 2010. Residual oil net product margin decreased to $0.6 million in the second quarter of 2011 from $2.4 million in the second quarter of 2010.

On July 21, the Partnership announced an amendment to its bank revolving credit agreement to modify certain financial covenants. Interest borrowing spreads were unchanged. Global Partners' 21-member bank group unanimously approved the amendment to the $1.25 billion credit facility, which is committed through May 14, 2014.

The Board of Directors of the Partnership’s general partner, Global GP LLC, declared a quarterly cash distribution of $0.50 per unit ($2.00 per unit on an annualized basis) on all of its outstanding common units for the period from April 1 through June 30, 2011. The distribution will be paid August 12, 2011 to unitholders of record as of the close of business August 3, 2011.

Business Outlook

“An important priority is to maintain and increase the distribution to our unitholders over time,” said Slifka. “We intend to recommend to the Board that we maintain the current 50-cent distribution during the next two quarters of 2011. This recommendation is subject, of course, to revision each quarter, depending upon a variety of factors, including then-existing market conditions.”

“Despite a less favorable forward-product pricing environment, our Mobil and Warex acquisitions are performing well. We are taking proactive steps to better address the forward-product-pricing environment and adjust our expenses accordingly. At the same time, we are continuing to invest in key areas to better position the Partnership for future growth and enhanced profitability,” Slifka concluded.

Based on Global’s first-half performance and current market conditions including the forward product pricing curve, the Partnership currently expects full year 2011 EBITDA of $75 million to $85 million. From a bottom-line perspective, the Partnership currently expects to report a net loss in the third quarter, to be profitable in the fourth quarter and profitable for the full year 2011.

Financial Results Conference Call

Management will review Global Partners’ second-quarter 2011 financial results in a teleconference call for analysts and investors today.

Time:	10:00 a.m. ET

Dial-in numbers:	(877) 709-8155 (U.S. and Canada)
(201) 689-8881 (International)

The call also will be webcast live and archived on the Global Partners' website, www.globalp.com.

Use of Non-GAAP Financial Measures

EBITDA

EBITDA is a non-GAAP financial measure used as a supplemental financial measure by management and external users of Global Partners' consolidated financial statements, such as investors, commercial banks and research analysts, to assess the Partnership's:

  compliance with certain financial covenants included in its debt agreements;
  financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners;
  operating performance and return on invested capital as compared to those of other companies in the wholesale, marketing and distribution of refined petroleum products, without regard to financing methods and capital structure; and
  the viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

EBITDA should not be considered as an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income, and this measure may vary among other companies. Therefore, EBITDA may not be comparable to similarly titled measures of other companies.

Distributable Cash Flow

Distributable cash flow is an important non-GAAP financial measure for Global Partners' limited partners since it serves as an indicator of the Partnership's success in providing a cash return on their investment. Distributable cash flow means the Partnership's net income plus depreciation and amortization minus maintenance capital expenditures, as well as adjustments to eliminate items approved by the audit committee of the Board of Directors of the Partnership's general partner that are extraordinary or non-recurring in nature and that would otherwise increase distributable cash flow. Specifically, this financial measure indicates to investors whether or not the Partnership has generated sufficient earnings on a current or historic level that can sustain or support an increase in its quarterly cash distribution. Distributable cash flow is a quantitative standard used by the investment community with respect to publicly traded partnerships. Distributable cash flow should not be considered as an alternative to net income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, Global Partners' distributable cash flow may not be comparable to distributable cash flow or similarly titled measures of other companies.

Forward-looking Statements

Some of the information contained in this news release may contain forward-looking statements. Forward-looking statements do not relate strictly to historical or current facts and include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “may,” “believe,” “should,” “could,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “continue,” “will likely result,” or other similar expressions. In addition, any statement made by Global Partners LP’s management concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects and possible actions by Global Partners LP or its subsidiaries are also forward-looking statements. Estimates for Global Partners LP’s future EBITDA and profits or losses are based on a number of assumptions regarding market conditions, including demand for petroleum products and renewable fuels, weather, credit markets and the forward product pricing curve. Therefore, Global Partners LP can give no assurance that our future EBITDA and profits or losses will be as estimated. Forward-looking statements are not guarantees of performance. Although Global Partners LP believes these forward-looking statements are based on reasonable assumptions, statements made regarding future results are subject to a number of assumptions, uncertainties and risks, many of which are beyond the control of Global Partners LP, which may cause future results to be materially different from the results stated or implied in this news release. For additional information about risks and uncertainties that could cause actual results to differ materially from forward-looking statements, please refer to Global Partners LP’s Annual Report on Form 10-K for the year ended December 31, 2010 and subsequent filings the Partnership makes with the Securities and Exchange Commission. All forward-looking statements included in this news release and all subsequent written or oral forward-looking statements attributable to Global Partners LP or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements speak only as of the date of this news release, and Global Partners LP expressly disclaims any obligation or undertaking to update these statements to reflect any change in its expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based.

GLOBAL PARTNERS LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Sales	$3,412,148	$1,534,701	$6,963,220	$3,499,446
Cost of sales	3,367,577	1,502,740	6,862,399	3,419,717
Gross profit	44,571	31,961	100,821	79,729

Costs and operating expenses:
Selling, general and administrative expenses	18,809	13,891	39,919	30,469
Operating expenses	17,755	9,803	35,559	18,462
Amortization expenses	1,204	734	2,367	1,425
Total costs and operating expenses	37,768	24,428	77,845	50,356

Operating income	6,803	7,533	22,976	29,373

Interest expense	(7,651)	(4,374)	(15,531)	(8,438)

(Loss) income before income tax expense	(848)	3,159	7,445	20,935

Income tax expense	-	-	-	(387)

Net (loss) income	(848)	3,159	7,445	20,548

Less: General partner's interest in net (loss) income, including
incentive distribution rights (1)	(113)	(107)	(313)	(446)

Limited partners' interest in net (loss) income	$(961)	$3,052	$7,132	$20,102

Basic net (loss) income per limited partner unit (2)	$(0.04)	$0.18	$0.34	$1.32

Diluted net (loss) income per limited partner unit (2)	$(0.04)	$0.18	$0.34	$1.30

Basic weighted average limited partner units outstanding	21,562	16,917	20,996	15,260

Diluted weighted average limited partner units outstanding	21,785	17,155	21,205	15,496

(1) For 2011, the calculation includes the effect of the public offerings in November 2010 and February 2011 and, as a result, the general partner's interest was reduced to 1.06% for the three months ended June 30, 2011 and, based on a weighted average, 1.12% for the six months ended June 30, 2011. For 2010, the calculation includes the effect of the public offering in March 2010 and, as a result, the general partner's interest was reduced to 1.34% for the three months ended June 30, 2010 and, based on a weighted average, 1.61% for the six months ended June 30, 2010.

(2) Under the Partnership's partnership agreement, for any quarterly period, the incentive distribution rights ("IDRs") participate in net income only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in the Partnership's undistributed net income or losses. Accordingly, the Partnership's undistributed net income is assumed to be allocated to the limited partners' interest and to the General Partner's general partner interest. Limited partners' interest in net (loss) income is divided by the weighted average limited partner units outstanding in computing the net (loss) income per limited partner unit.

GLOBAL PARTNERS LP
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$7,523	$2,361
Accounts receivable, net	415,790	553,066
Accounts receivable - affiliates	1,307	1,230
Inventories	635,709	586,831
Brokerage margin deposits	36,057	15,501
Fair value of forward fixed price contracts	1,361	1,942
Prepaid expenses and other current assets	65,348	36,714
Total current assets	1,163,095	1,197,645

Property and equipment, net	413,405	422,684
Intangible assets, net	39,143	40,065
Other assets	13,533	11,922

Total assets	$1,629,176	$1,672,316

Liabilities and partners' equity
Current liabilities:
Accounts payable	$321,894	$443,469
Working capital revolving credit facility - current portion	102,683	193,198
Environmental liabilities - current portion	2,973	5,535
Trustee taxes payable	69,578	69,828
Accrued expenses and other current liabilities	45,392	30,494
Obligations on forward fixed price contracts and other derivatives	1,196	9,157
Total current liabilities	543,716	751,681

Working capital revolving credit facility - less current portion	498,817	293,502
Revolving credit facility	205,000	300,000
Environmental liabilities - less current portion	28,132	28,970
Other long-term liabilities	20,828	21,347
Total liabilities	1,296,493	1,395,500

Partners' equity	332,683	276,816

Total liabilities and partners' equity	$1,629,176	$1,672,316

GLOBAL PARTNERS LP
FINANCIAL RECONCILIATIONS
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Reconciliation of net (loss) income to EBITDA
Net (loss) income	$(848)	$3,159	$7,445	$20,548
Depreciation and amortization and amortization of deferred financing fees	8,708	4,525	17,310	8,574
Interest expense	7,651	4,374	15,531	8,438
Income tax expense	-	-	-	387
EBITDA	$15,511	$12,058	$40,286	$37,947

Reconciliation of net cash provided by (used in) operating activities to EBITDA
Net cash provided by (used in) operating activities	$682	$5,070	$(59,284)	$50,564
Net changes in operating assets and liabilities and certain non-cash items	7,178	2,614	84,039	(21,442)
Interest expense	7,651	4,374	15,531	8,438
Income tax expense	-	-	-	387
EBITDA	$15,511	$12,058	$40,286	$37,947

Reconciliation of net (loss) income to distributable cash flow
Net (loss) income	$(848)	$3,159	$7,445	$20,548
Depreciation and amortization and amortization of deferred financing fees	8,708	4,525	17,310	8,574
Amortization of routine bank refinancings (1)	(793)	-	(1,576)	-
Maintenance capital expenditures	(1,119)	(573)	(1,488)	(1,057)
Distributable cash flow	$5,948	$7,111	$21,691	$28,065

Reconciliation of net cash provided by (used in) operating activities to distributable cash flow
Net cash provided by (used in) operating activities	$682	$5,070	$(59,284)	$50,564
Net changes in operating assets and liabilities and certain non-cash items	7,178	2,614	84,039	(21,442)
Amortization of routine bank refinancings (1)	(793)	-	(1,576)	-
Maintenance capital expenditures	(1,119)	(573)	(1,488)	(1,057)
Distributable cash flow	$5,948	$7,111	$21,691	$28,065

(1) Commencing with the quarter ended March 31, 2011, our calculation of distributable cash flow excludes non-cash amortization of deferred financing fees related to routine bank refinancings. Amortization of deferred financing fees in connection with our expansion-related activities will continue to be included. We believe that this provides a more conservative methodology to this non-GAAP financial measure. Had this methodology been used previously, it would not have affected distribution decisions or the outcome of the recent conversion of subordinated units to common units. Had this methodology been used for the three and six months ended June 30, 2010, distributable cash flow would have been lower by approximately $583,000 and $970,000, respectively.

CONTACT:
Global Partners LP
Thomas J. Hollister, 781-894-8800
Chief Operating Officer and
Chief Financial Officer
or
Edward J. Faneuil, 781-894-8800
Executive Vice President,
General Counsel and Secretary